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                                   Exhibit 5


                                August 17, 1999


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

RE:      NATHAN'S FAMOUS, INC.
         REGISTRATION STATEMENT ON FORM S-4

Gentlemen:

         Reference is made to the filing by Nathan's Famous, Inc. (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement"), as amended, with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 2,318,543 shares of Common Stock, par value $.01 per share ("Common Stock"), 579,636 common stock purchase warrants (the "Warrants") and the underlying 579,636 shares of Common Stock.

         We have acted as counsel to the Company in connection with the preparation and execution of the Agreement and Plan of Merger dated as of January 15, 1999, as amended (the "Merger Agreement") among Nathan's Famous, Inc., Miami Subs Corporation ("MSC") and Miami Acquisition Corporation ("Acquisition"). Pursuant to the terms of the merger agreement, Acquisition will merge with and into MSC and MSC will become a wholly-owned subsidiary of the Company. The Common Stock and Warrants, and any underlying shares of Common Stock issued upon any exercise of the Warrants, are being issued to former shareholders of MSC pursuant to the terms of the merger agreement.

         As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate and Warrant certificate and such other documents as we have deemed necessary or relevant under the circumstances.

         Based upon our examination, we are of the opinion that:

         1. The Company is duly organized and validly existing under the laws of the State of Delaware.

         2. The Common Stock covered by the Registration Statement, including the shares of Common Stock reserved for issuance upon the exercise of the Warrants when issued in accordance with the terms and conditions of such Warrants, have been duly authorized and, when issued in accordance with their terms, as more fully described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         3. The Warrants covered by the Registration Statement have been duly authorized and, when issued in accordance with their terms, as more fully described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         4. When issued, the Warrants will constitute legal, valid and binding obligations of the Registrant enforceable against it in accordance with their terms.

         We hereby consent to be named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Very truly yours,


                                           /s/ Blau, Kramer, Wactlar &
                                               Lieberman, P.C.